Filed pursuant to Rule 424(b)(3)
File No. 333-170844

UNITED STATES AGRICULTURE INDEX FUND

Supplement dated April 5, 2012

to

Prospectus dated December 27, 2011

This supplement contains information that amends, supplements or modifies certain information contained in the prospectus of United States Agriculture Index Fund dated December 27, 2011. Please read it and keep it with your prospectus for future reference.

Prospectus Cover Page

In the first paragraph, the sentence “Merrill Lynch Professional Clearing Corp is expected to be the initial authorized purchaser for the Fund” is deleted in its entirety.

The fourth paragraph is replaced with the following:

The Fund will offer Creation Baskets consisting of 100,000 units through the Marketing Agent to Authorized Purchasers. It is expected the Sponsor will purchase the initial Creation Basket from the Fund at the price of $25.00 per unit. In accordance with applicable requirements of Regulation M under the Securities Exchange Act of 1934, no Creation Baskets will be offered to Authorized Purchasers nor will units be listed for trading on the NYSE Arca until five business days has elapsed from the date of the Sponsor’s purchase of the initial Creation Basket. It is expected that the proceeds from the initial Creation Basket purchase will be invested on the last day of such five business day period and that the initial per unit net asset value of the Fund will be established as of 4:00 p.m. New York City time that day. Units offered in creation baskets on any subsequent day will be offered at the per unit NAV calculated shortly after the close of the core trading session on the NYSE Arca. The initial Creation Basket purchased by the Sponsor will be redeemable by the Sponsor on the same terms and conditions as those applicable to Authorized Purchasers. See “The Offering – Creation and Redemption of Units.”

THE OFFERING-Offering (page 10)

The first paragraph is replaced with the following:

The Fund will offer Creation Baskets consisting of 100,000 units through the Marketing Agent to Authorized Purchasers. It is expected the Sponsor will purchase the initial Creation Basket from the Fund at the price of $25.00 per unit. In accordance with applicable requirements of Regulation M under the Securities Exchange Act of 1934, no Creation Baskets will be offered to Authorized Purchasers nor will units be listed for trading on the NYSE Arca until five business days has elapsed from the date of the Sponsor’s purchase of the initial Creation Basket. It is expected that the proceeds from the initial Creation Basket purchase will be invested on the last day of such five business day period and that the initial per unit net asset value of the Fund will be established as of 4:00 p.m. New York City time that day. Units offered in creation baskets on any subsequent day will be offered at the per unit NAV calculated shortly after the close of the core trading session on the NYSE Arca. The initial Creation Basket purchased by the Sponsor will be redeemable by the Sponsor on the same terms and conditions as those applicable to Authorized Purchasers. See “The Offering – Creation and Redemption of Units.”

THE OFFERING-Authorized Purchasers (page 14)

The first sentence of this section, namely “We expect Merrill Lynch Professional Clearing Corp. to be the initial Authorized Purchaser for the Fund,” is deleted in its entirety.

What is the Plan of Distribution?-Marketing Agent and Authorized Purchasers (page 92)

The second paragraph is deleted in its entirety.

The third paragraph is replaced with the following:

The Fund will offer Creation Baskets consisting of 100,000 units through the Marketing Agent to Authorized Purchasers. It is expected the Sponsor will purchase the initial Creation Basket from the Fund at the price of $25.00 per unit. In accordance with applicable requirements of Regulation M under the Securities Exchange Act of 1934, no Creation Baskets will be offered to Authorized Purchasers nor will units be listed for trading on the NYSE Arca until five business days has elapsed from the date of the Sponsor’s purchase of the initial Creation Basket. It is expected that the proceeds from the initial Creation Basket purchase will be invested on the last day of such five business day period. The initial Creation Basket purchased by the Sponsor will be redeemable by the Sponsor on the same terms and conditions as those applicable to Authorized Purchasers. See “Creation and Redemption of Units.”

In the eighth paragraph, the sentence “As of the date of this prospectus, Merrill Lynch Professional Clearing Corp. is expected to be an Authorized Purchaser for the Fund” is deleted in its entirety.

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